EXHIBIT 10.24

NON-EXCLUSIVE LICENSE AGREEMENT

Re: BLG# 03-037, “Large Scale Production of Helper-Dependent Adenoviral Vectors”
and
BLG# 01-064, “Bacterial Recombination for Generation of Helper-Dependent Adenoviral Vector”

This Non-Exclusive License Agreement (hereinafter called “Agreement”), to be effective as of the 25th day of January, 2007 (hereinafter called “Agreement Date”), is by and between Baylor College of Medicine (hereinafter called “BAYLOR”), a Texas nonprofit corporation having its principal place of business at One Baylor Plaza, Houston, Texas 77030, and Medgenics, Inc., a corporation organized under the laws of Delaware and having a principal place of business at Hanapach 12, Karmiel 20101, Israel, and its Affiliates (hereinafter, collectively referred to as “MEDGENICS”).

WITNESSETH:

WHEREAS, BAYLOR is the owner of the Subject Technology as defined below; and

WHEREAS, BAYLOR is willing to grant a royalty bearing, worldwide, non-exclusive license to the Subject Technology to MEDGENICS on the terms set forth herein; and

WHEREAS, MEDGENICS desires to obtain said non-exclusive license under the Subject Technology.

WHEREAS BAYLOR has created modifications of Subject Technology for MEDGENICS pursuant to two (2) collaboration agreements dated January 25, 2006 and April 6, 2006 (the “Collaboration Agreements”) copies attached in Appendix C.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1.	DEFINITIONS AS USED HEREIN

1.1  The term “Affiliates” shall mean any corporation, partnership, joint venture or other entity of which the common stock or other equity ownership thereof is twenty five percent (25%) or more owned by MEDGENICS.

1.2  The term “Developers” shall mean Philip Ng, Brendan Lee, Arthur Beaudet and Gabriele Toietta employees of BAYLOR.

1.3  The term “Licensed Product(s)” shall mean any product, process or service that incorporates, utilizes or is made with the use of the Subject Technology.

l.4  The term “MEDGENICS Technology” shall mean technology, owned or controlled by MEDGENICS, including, but not limited to, expression constructs provided to BAYLOR by MEDGENICS under the Collaboration Agreements and other technology generally relating to use of a living tissue sample as a production unit for proteins or other therapeutics.

1.5  The term “Party” shall mean either MEDGENICS or BAYLOR, and “Parties” shall mean MEDGENICS and BAYLOR.

1.6  The term “Subject Technology” shall mean: (i) Helper Dependent Adenovirus pHDΔ28E4, Helper Virus AdNG163 and Producer Cell Line 116, developed as of the Agreement Date and supplied by BAYLOR together with any progeny, mutants or modifications thereof created and supplied by BAYLOR under the Collaboration Agreements or created by MEDGENICS; even if MEDGENICS’ expression constructs are inserted into pHDΔ28E4 as combined under separate collaboration agreements with Baylor or with third parties, the pHDΔ28E4 (but not the expression constructs) remains Subject Technology, (ii) a protocol for production of the Helper Dependent Adenovirus using the Producer Cell Line 116 and the Helper Virus AdNG163 as conducted at BAYLOR and as requested by Medgenics.

MEDGENICS is hereby notified that the subject Technology is considered a “Created Cre-Lox Material”, as defined in Appendix A, and therefore the provisions of Appendix A shall apply.

2.	GRANT OF L1CENSE

2.1  Subject to the limitations in 2.2 below, BAYLOR hereby grants to MEDGENICS a non-exclusive, worldwide, sublicensable license under the Subject Technology, to make, have made, use, market, sell, offer to sell, lease and import Licensed Products.

2.2  Grant limitations include (i) the right to market, sell or offer to sell the Subject Technology only in the context of a use with MEDGENICS Technology, (ii) sublicense of the Subject Technology only in conjunction with a license or sublicense of MEDGENICS Technology which use depends on Subject Technology, (iii) no other transfers except as provided for in 2.4 below are allowed without BAYLOR’s permission which shall in be BAYLOR’s sole discretion, (iii) the grant does not include right to file patent applications on the Subject Technology or for the use of the Subject Technology without BAYLOR’s prior written approval, which approval shall be in BAYLOR’s sole discretion. Such right and license shall include, but not be limited to, the right to generate modifications of the Subject Technology, for example modifications of expression construct or placement of an expression construct within the vector. Any modifications created within the context of the Subject Technology supplied by Baylor are considered Subject Technology and subject to this Agreement.

2.3  Government Reservation. Rights under this Agreement are subject to rights required to be granted to the Government of the United States of America pursuant to 35 USC Section 200-212, including a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject inventions throughout the world.

2.4  In addition to the rights granted in Paragraph 2.1, MEDGENICS shall have the right under the license granted in this Agreement to transfer the Subject Technology to third party contract service providers (“Service Provider”) for the sole purpose of propagating and producing Licensed Products and/or Subject Technology for MEDGENICS. MEDGENICS warrants that it has, or will enter into prior to transfer of Subject Technology, agreements with the Service Provider binding the Service Provider to obligations of confidentiality and non-use consistent with the provisions of this Agreement. Such agreement with Service Provider shall also prohibit transfer of the Subject Technology to third parties.

3.	PAYMENTS

3.1 As partial consideration for the rights conveyed by BAYLOR under this Agreement, MEDGENICS shall pay BAYLOR a one-time non refundable license fee of twenty five thousand dollars ($25,000) upon receipt of invoice as described in Paragraph 3.9. For purposes of clarification. this is a one-time fee only and is intended to cover the license of all Subject Technology, including the “Combined MateriaIs” as defined in and provided under the Collaboration Agreements, or the production of equivalent combined materials with the same or different expression cassettes under future collaboration agreements.

3.2  In addition to the foregoing license execution fee, MEDGENICS agrees to pay to BAYLOR an annual non refundable maintenance fee of twenty thousand dollars ($20,000), which shall be due and payable on the first anniversary and on each subsequent anniversary of the Agreement Date and upon receipt of invoice as described in Paragraph 3.9. For purposes of clarification, this annual maintenance fee is intended to cover the license of all Subject Technology, including the “Combined Materials” as defined in and provided under the Collaboration Agreements, or the production of equivalent combined materials with the same or different expression cassettes under future collaboration agreements.

3.3  MEDGENICS shall also pay BAYLOR the following milestone payments set forth below:

(i) a one-time, seventy five thousand dollar ($75,000) payment upon FDA clearance or non-US equivalent of clearance for therapeutic use.

(ii) twenty five thousand dollars ($25,000) upon execution of any sublicenses that MEDGENICS executes for the Subject Technology.

MEDGENICS shall notify BAYLOR in writing within thirty (30) days upon the achievement of such milestone, such notice to be accompanied by payment of the appropriate milestone payment. Milestones are to be paid regardless of whether MEDGENICS or MEDGENICS’ sublicensee attains such milestone. The FDA clearance milestone in 3.3 (i) shall be paid only once upon the first FDA or foreign equivalent approved indication, it being understood and agreed that no further clearance milestone payments shall be due by MEDGENICS in connection any future FDA or foreign equivalent approvals.

3.4  MEDGENICS shall also provide to BAYLOR the following materials and documentation, subject to the agreement of any third parties whose intellectual property or other rights may be involved:

(i) one quarter (1/4) of the Master Cell Bank for the Producer Cell Line 116 as generated by MEDGENICS or a contractor thereof, and;

(ii) one quarter (1/4) of the Master Virus Bank for the Helper Virus AdNG163 as generated by MEDGENICS or a contractor thereof and

(iii) copies of documentation on the processes used for creating the clinical grade Licensed Products.

If MEDGENICS no longer requires use of MEDGENICS’ portion of the Master Cell Bank and/or Master Virus Bank created, any unused portion of these will be provided to BAYLOR.

3.5  Should MEDGENICS fail to make any payment or obligation whatsoever due and payable to BAYLOR hereunder, after due provision of notice by BAYLOR and failure to cure by MEDGENICS pursuant to Section 8, BAYLOR may, at its sole option, terminate this Agreement as provided in Section 8.

3.6  All payments due hereunder shall be deemed received when funds are credited to BAYLOR’s bank account and shall be payable by check or wire transfer in United States dollars. For sales of Licensed Products in currencies other than the United States, MEDGENICS shall use exchange rates published in The Wall Street Journal on the last business day of the calendar quarter that such payment is due. No transfer, exchange, collection or other charges, including any wire transfer fees, shall be deducted from such payments.

3.7  Late payments shall be subject to a charge of one and one-half percent (1.5%) per month, the interest being compounded annually, or two hundred fifty dollars ($250.00), whichever is greater. MEDGENICS shall calculate the correct late payment charge, and shall add it to each such late payment. Said late payment charge and the payment and acceptance thereof shall not negate or waive the right of BAYLOR to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

3.8  If payments are sent by check, they shall be sent to the address listed in Paragraph 12.1. If payments are sent by wire transfer, they shall be sent using the wiring instructions sent by BAYLOR.

3.9  Any amounts payable to BAYLOR hereunder shall be made in full within thirty (30) days after receipt by MEDGENICS of an invoice covering such payment. The Parties understand and agree that one (1) invoice will be sent to MEDGENICS by BAYLOR for each fee due. The invoice shall be in the form in Appendix B. Any additional fees, such as taxes, wire or transfer fees, will not be included in the invoice, but payment of such fees shall remain the responsibility of MEDGENICS and shall not be deducted from the payment due BAYLOR. Subsequent invoices, if requested by MEDGENICS, shall be subject to an administrative fee of five hundred dollars ($500), in addition to the original payment due to BAYLOR plus any interest charges incurred due to delays in payment, if applicable. The calculation and payment of such interest payments shall not be invoiced and shall be the sole responsibility of the MEDGENICS. Invoices shall be sent via facsimile to the address listed in Paragraph 12.2. If MEDGENICS requires an original invoice, such invoice shall be sent via overnight courier using MEDGENICS’ courier Fedex (Name Courier) account number 242068602.

3.10. The parties agree that the amounts and materials indicated in this Section 3 constitute the total consideration and payment due by MEDGENICS to BAYLOR for all rights granted and materials provided under this Agreement. For clarity if MEDGENICS requests further work of BAYLOR such as production of vectors or generation of combined materials, such work shall be conducted under a collaboration agreement and BAYLOR shall charge Medgenics for the cost of such work. However, as long as no additional BAYLOR technology, other than the Subject Technology, are required by MEDGENICS, no further license or payments are required of MEDGENICS.

4.	REPORTING

4.1  No later than sixty (60) days after December 31 of each calendar year, MEDGENICS shall provide to BAYLOR a written annual progress report describing progress on research and development, regulatory approvals, during the most recent twelve (12) month period ending December 31.

4.2  MEDGENICS shall report to BAYLOR the date of first sale of Licensed Products within thirty (30) days of occurrence.

4.3  In the event of acquisition, merger, change of corporate name, or change of make-up, organization, or identity, MEDGENICS shall notify BAYLOR in writing within thirty (30) days of such event.

5.	TRANSFER OF SUBJECT TECHNOLOGY

5.1  Subject to its receipt of the license fee described in Paragraph 3.1 BAYLOR shall provide MEDGENICS with Subject Technology within thirty (30) days following MEDGENIC’S written request as follows: 1 (one) 1ml vial of Producer Cell Line 116 at approximately 3 X 106 cells/vial.; one vial at 10e10 vp of Helper Virus AdNG163; 10 micrograms of Helper Dependent Adenovirus pHDΔ28E4 plasmid DNA and a protocol for production of the Helper Dependent Adenovirus using the Producer Cell Line 116 and the Helper Virus AdNG163 as conducted at BAYLOR..

In addition to the Subject Technology described above, BAYLOR will also provide MEDGENICS with 10 micrograms each of the following Combined Materials as generated under the Collaboration Agreernents:
CAG-EPO and CMV-EPO
CAG-codon optimized hINFalpha,
CMV-codon optimized hINFalpha,
CAG-codon optimized hEPO
CMV-codon optimized hEPO

5.2 Such Subject Technology shall be sent to MEDGENICS at MEDGENICS’ expense and only upon receipt by BAYLOR of the necessary address and courier account information specified by MEDGENICS in its written request per Section 5.1.

6.	SUBLICENSES

All sublicenses granted by MEDGENICS of its rights hereunder shall be subject to the terms of this Agreement. MEDGENICS shall be responsible for its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of MEDGENICS hereunder. Any act or omission of a sublicensee which would be a breach of this Agreement if performed by MEDGENICS shall be deemed to be a breach by MEDGENICS of this Agreement. No such sublicense agreement shall contain any provision which would cause it to extend beyond the term of this Agreement. MEDGENICS shall give BAYLOR prompt notification of the identity and address of each sublicensee with whom it concludes a sublicense agreement and shall supply BAYLOR with a copy of each such sublicense agreement.

7.	TERM AND EXPIRAT1ON

Unless sooner terminated as otherwise provided in Section 8, the license to employ Subject Technology granted herein as part of Section 2 shall expire on the first date following the tenth (10th) anniversary of the first commercial sale of Licensed Products by MEDGENICS. After such expiration, MEDGENICS shall have a perpetual, paid-in-full (i.e., royalty free) license to the Subject Technology.

8.	TERMINATION

8.1  In the event of default or failure by either party to perform any of the terms, covenants or provisions of this Agreement, the other party shall have thirty (30) days after the giving of written notice of such default by the non-defaulting party to correct such default. If such default is not corrected within the said thirty (30) day period, the non-defaulting party shall have the right, at its option, to cancel and terminate this Agreement. The failure of BAYLOR to exercise such right of termination, for non-payment of royalties/ fees or otherwise, shall not be deemed to be a waiver of any right BAYLOR might have, nor shall such failure preclude BAYLOR from exercising or enforcing said right upon any subsequent failure by MEDGENICS.

8.2  BAYLOR shall have the right, at its option, to cancel and terminate this Agreement in the event that MEDGENICS shall (i) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for MEDGENICS and MEDGENICS shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings.

8.3  MEDGENICS shall have the right in its sole discretion to terminate this Agreement upon sixty (60) days’ written notice to BAYLOR.

8.4  1n the event of termination of this Agreement, all rights to the Subject Technology shall revert to BAYLOR, it being understood and agreed that any Medgenics Technology shall not revert to BAYLOR. At the date of any termination of this Agreement, MEDGENICS shall immediately cease using any of the Subject Technology and MEDGENICS shall immediately destroy the Subject Technology and send to BAYLOR a written affirmation of such destruction signed by an officer of MEDGENICS; provided, however, that MEDGENICS may sell any Licensed Products actually in the possession of MEDGENICS on the date of termination, provided that MEDGENICS otherwise complies with the terms of this Agreement.

8.5  MEDGENICS shall provide, in all sublicenses granted by it under this Agreement, that MEDGENICS’ interest in such sublicenses shall, at BAYLOR’s option, terminate or be assigned to BAYLOR upon termination of this Agreement under Section 8.

8.6  In the event this Agreement is terminated pursuant to this Section 8, or expires as provided for in Section 7, BAYLOR is under no obligation to refund any payments made by MEDGENICS to BAYLOR prior to the effective date of such termination or expiration.

8.7  No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations of Sections 11, 13 and 14 shall survive termination of this Agreement.

9.	ASSIGNABILITY

Without the prior written approval of BAYLOR, which will not be unreasonably withheld, neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by MEDGENICS to any person or entity whether voluntarily or involuntarily, by operation of law or otherwise. BAYLOR’s consent to assignment is dependent in part on; MEDGENICS providing to BAYLOR prompt notice of such action and documentation that the successor entity or Affiliate, as the case may be, acknowledges its consent and agreement to the terms of this Agreement in writing before such assignment; and so long as such action is not entered into solely to satisfy creditors of MEDGENICS. This Agreement shall be binding upon and shall inure to the benefit of the respective successors, legal representatives and assignees of BAYLOR and MEDGENICS.

10.	GOVERNMENT COMPLAINCE

10.1  MEDGENICS shall at all times during the term of this Agreement and for so long as it shall use the Subject Technology or sell Licensed Products, comply and cause its sublicensees to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of the Subject Technology or Licensed Products or any other activity undertaken pursuant to this Agreement.

11.	ARBITRATION

11.1  Amicable Resolution. The Parties shall attempt to settle any controversy between them amicably. To this end, a senior executive from each Party shall consult and negotiate to reach a solution. The Parties agree that the period of amicable resolution shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any Party from commencing mediation if said negotiations do not result in a signed written settlement agreement within thirty (30) days after written notice that these amicable resolution negotiations have commenced.

11.2.  Mediation. If a controversy arises out of or relates to this agreement, or the breach thereof, and if the controversy cannot be settled through amicable resolution, the Parties agree to try in good faith to settle the controversy by mediation before resorting to final and binding arbitration. The Party seeking mediation shall propose five mediators, each of whom shall be a lawyer licensed to practice by the state of Texas, having practiced actively in the field of commercial law for at least fifteen (15) years, to the other Party who shall select the mediator from the list. The Parties shall split the cost of the mediator equally. The Parties agree that the period of mediation shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any Party from commencing arbitration if said negotiations do not result in a signed written settlement agreement within sixty (60) days after written notice that amicable resolution negotiations have commenced.

11.3  Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this Agreement shall be finally settled by arbitration administered by the American Arbitration Association pursuant to the Commercial Arbitration Rules in force at the time of the commencement of the arbitration, except as modified by the specific provisions of this Agreement. It is the specific intent of the Parties that this arbitration provision is intended to be the broadest form allowed by law.

11.4  Parties to Arbitration. This agreement to arbitrate is intended to be binding upon the signatories hereto, their principals, successors, assigns, subsidiaries and affiliates. This agreement to arbitrate is also intended to include any disputes, controversy or claims against any Party’s employees, agents, representatives, or outside legal counsel arising out of or relating to matters covered by this Agreement or any agreement in which this Agreement is incorporated.

11.5  Consolidation Permitted. The Parties expressly agree that any court with jurisdiction may order the consolidation of any arbitrable controversy under this Agreement with any related arbitrable controversy not arising under this Agreement, as the court may deem necessary in the interests of justice or effeciency or on such other grounds as the court may deem appropriate.

11.6  Entry of Judgement. The Parties agree that a final judgment on the arbitration award may be entered by any court having jurisdiction thereof.

11.7  Appointing Arbitrators. The American Arbitration Association shall appoint the arbitrator(s) from its Large, Complex Claims Panel. If such appointment cannot be made from the Large, Complex Claims Panel, then from its Commercial Panel. The Parties hereby agree to and acquiesce in any appointment of an arbitrator or arbitrators that may be made by such appointing authority.

11.8.     Qualifications of the Arbitrator(s). The arbitrator(s) must be a lawyer, having practiced actively in the field of commercial law for at least fifteen (15) years.

11.9.     Governing Substantive Law. The arbitrator(s) shall determine the rights and obligations of the Parties according to the substantive laws of the State of Texas (excluding conflicts of law principles) as though acting as a court of the State of Texas.

11.10    Governing Arbitration Law. The law applicable to the validity of the arbitration clause, the conduct of the arbitration, including any resort to a court for provisional remedies, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act.

11.11    Governing Convention. The Parties elect to have the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958 (instead of the Inter-American New York Convention on International Commercial Arbitration of August 15, 1990) govern any and all disputes that may be the subject of arbitration pursuant to this Agreement.

11.12    Preliminary Issues of Law. The arbitrator(s) shall hear and determine any preliminary issue of law asserted by a Party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrator(s) deems appropriate.

11.13    Confidentiality. The Parties and the arbitrator(s) shall treat all aspects of the arbitration proceedings, including without limitation discovery, testimony and other evidence, briefs and the award, as strictly confidential. Further, except as may be required by law, neither Party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

11.14    Place of Arbitration. The seat of arbitration shall be Houston, Texas, USA.

11.15    Language. The arbitration shall be conducted in the English language. All submissions shall be made in English or with an English translation. Witnesses may provide testimony in a language other than English, provided that a simultaneous English translation is provided. Each Party shall bear its own translation costs.

11.16.   Punitive Damages Prohibited. The Parties hereby waive any claim to any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitrator(s) is/are specially divested of any power to award any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages.

11.17  Costs. The Party prevailing on substantially all of its claims shall be entitled to recover its costs, including attorneys’ fees, for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel or enjoin arbitration, to request interim measures or to confirm or set aside an award.

11.18    Survive. The provisions of this Section 11 shall survive expiration or termination of this Agreement.

12.	ADDRESSES

12.1  All payments shall be made payable to “Baylor College of Medicine” and shall be sent to the address below, and shall reference the applicable BLG numbers listed on the front page of the Agreement.

BAYLOR Tax ID #: 74-1613878
Director, Baylor Licensing Group
Baylor College of Medicine
One Baylor Plaza, BCM210-600D
Houston, TX 77030

Telephone No.	713-798-6821
Facsimile No.	713-798-1252
E-mail	blg@bcm.tmc.edu

12.2 For questions about payments, BAYLOR can contact MEDGENICS at the address below:

Title Ms.
Name Phyllis Bellin
Address 12 Hanapach St. POB 6314 Karmiel 21653 ISRAEL

Telephone No.	+972-4-958-8555
Facsimile No.	+972-4-990-5683
E-Mail	Phyllis@medgenics.com

12.3 All notices, reports or other communication pursuant to this Agreement shall be sent to such Party via (i) United States Postal Service postage prepaid, (ii) overnight courier, or (iii) facsimile transmission, addressed to it at its address set forth below or as it shall designate by written notice given to the other Party. Notice shall be sufficiently made, or given and received (a) on the date of mailing or (b) when a facsimile printer reflects transmission.

In the case of BAYLOR:
Patrick Turley
Associate General Counsel
Baylor College of Medicine
One Baylor Plaza, BCM210-600D
Houston, TX 77030

Telephone No.	713-798-6821
Facsimile No.	713-798-1252
E-Mail	blg@bcm.tmc.edu

In the case of MEDGENICS:
Title Dr.
Name Andrew L. Pearlman
Address 12 Hanapach St. POB 6314 Karmiel 21653 ISRAEL

Telephone No.	+972-4-958-8555
Facsimile No.	+972-4-990-5683
E-Mail	andy@medgenics.com

With a copy to:

Pearl Cohen Zedek Latzer, LLP
1500 Broadway, 12th Floor
New York, NY 10036
Tel: 646-878-0804
Fax: 646-878-0801
email: MarkC@pczlaw.com
Attention: Mark Cohen

12.4  Each such report, notice or other communication shall include the applicable BLG numbers listed on the front page of the Agreement.

13.	INDEMNITY, INSURANCE & WARRANTIES

13.1	INDEMNITY.

(i)   EACH PARTY SHALL NOTIFY THE OTHER OF ANY CLAIM, LAWSUIT OR OTHER PROCEEDING RELATED TO THE SUBJECT TECHNOLOGY. MEDGENICS AGREES THAT IT WILL DEFEND, INDEMNIFY AND HOLD HARMLESS BAYLOR, ITS FACULTY MEMBERS, SCIENTISTS, RESEARCHERS, EMPLOYEES, STUDENTS, OFFICERS, TRUSTEES AND AGENTS AND EACH OF THEM (THE “INDEMNIFIED PARTIES”), FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, LAWSUITS OR OTHER PROCEEDINGS (THE “BAYLOR CLAIMS”) FILED OR OTHERWISE INSTITUTED AGAINST ANY OF THE INDEMNIFIED PARTIES RELATED DIRECTLY OR INDIRECTLY TO OR ARISING OUT OF THE DESIGN, PROCESS, MANUFACTURE OR USE BY MEDGENICS OF THE SUBJECT TECHNOLOGY, LICENSED PRODUCTS OR ANY OTHER EMBODIMENT OF THE SUBJECT TECHNOLOGY, OR ANY PERSON OR ENTITY (OTHER THAN BAYLOR OR AN ENTITY ACCESSING THE SUBJECT TECHNOLOGY THROUGH BAYLOR THAT IS NOT UNDER CONTRACT WITH MEDGENICS (FOR EXAMPLE, SERVICE PROVIDERS)) ACCESSING THE SUBJECT TECHNOLOGY THROUGH MEDGENICS EVEN THOUGH SUCH BAYLOR CLAIMS AND THE COSTS (INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS’ FEES AND COSTS OF LITIGATION OR OTHER DEFENSE) RELATED THERETO RESULT IN WHOLE OR IN PART FROM THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES OR ARE BASED UPON DOCTRINES OF STRICT LIABILITY OR PRODUCT LIABILITY; PROVIDED, HOWEVER, THAT SUCH INDEMNITY SHALL NOT APPLY TO ANY BAYLOR CLAIMS ARISING FROM THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF ANY INDEMNIFIED PARTY. MEDGENICS WILL ALSO ASSUME RESPONSIBILITY FOR ALL COSTS AND EXPENSES RELATED TO SUCH BAYLOR CLAIMS FOR WHICH IT IS OBLIGATED TO INDEMNIFY THE INDEMNIFIED PARTIES PURSUANT TO THIS PARAGRAPH 13.1, INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS’ FEES AND COSTS OF LITIGATION OR OTHER DEFENSE.

(ii)  MEDGENICS FURTHER AGREES NOT TO SETTLE ANY CLAIM AGAINST AN INDEMNIFIED PARTY WITHOUT THE INDEMNIFIED PARTY’S WRITTEN CONSENT WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD. MEDGENICS FURTHER AGREES TO KEEP THE INDEMNIFIED PARTIES FULLY APPRISED OF THE BAYLOR CLAIMS.

13.2 Insurance.

(i)  MEDGENICS shall for so long as MEDGENICS manufactures, uses or sells any Licensed Product(s) in animals or in a Phase I Clinical Trial (or non-United States equivalent) or in a Phase II clinical trail (or non-United States equivalent) conducted solely in the State of Israel, maintain in full force and effect policies of (a) worker’s compensation insurance within statutory limits prescribed by the applicable State or country where Medgenics has its facilities, (b) employers’ liability insurance with limits of not less than three million dollars ($3,000,000) per occurrence, (c) general liability insurance (with Broad Form General Liability endorsement) with limits of not less than five million dollars ($5,000,000) per occurrence with an annual aggregate of ten million dollars ($10,000,000) and (d) products liability insurance, with limits of not less than five million dollars ($5,000,000) per occurrence with an annual aggregate of ten million dollars ($10,000000).

(ii)  MEDGENICS shall for so long as MEDGENICS manufactures, uses or sells any Licensed Product(s) in any Phase II (or non-United States equivalent) Clinical Trials outside the State of Israel, any Phase III Clinical Trials (or non-United States equivalent) or commercially, maintain in full force and effect policies of (a) worker’s compensation insurance within statutory limits prescribed by the applicable State or country where Medgenics has its facilities, (b) employers’ liability insurance with limits of not less than three million dollars ($3,000,000) per occurrence, (c) general liability insurance (with Broad Form General Liability endorsement) with limits of not less than twenty million dollars ($20,000,000) per occurrence with an annual aggregate of forty million dollars ($40,000,000) and (d) products liability insurance, with limits of not less than twenty million dollars ($20,000,000) per occurrence with an annual aggregate of forty million dollars ($40,000000).

(iii)  Such coverage(s) shall be purchased from a carrier or carriers having an A. M. Best rating of at least A- (A minus) and shall name BAYLOR as an additional insured. MEDGENICS shall provide to BAYLOR copies of certificates of insurance within thirty (30) days after execution of this Agreement. Upon request by BAYLOR, MEDGENICS shall provide to BAYLOR copies of said policies of insurance. It is the intention of the Parties hereto that MEDGENICS shall, throughout the term of this Agreement, continuously and without interruption, maintain in force the required insurance coverages set forth in this Paragraph 13.2. Failure of MEDGENICS to comply with this requirement shall constitute a default of MEDGENICS allowing BAYLOR, at its option, to immediately terminate this Agreement.

(iv)  BAYLOR reserves the right to request additional policies of insurance where appropriate and reasonable in light of MEDGENICS’ business operations and availability of coverage.

13.3 DISCLAIMER OF WARRANTY.    BAYLOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS AND BAYLOR MAKES NO WARRANTIES OR REPRESENTIONS, EXPRESS OR IMPLIED, OF THE PATENTABILITY OF THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE SUBJECT TECHNOLOGY, OR LICENSED PRODUCTS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS UNDER ANY PATENTS OF BAYLOR, REGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS. BAYLOR SHALL NOT BE LIABLE FOR ANY LOSSES INCURRED AS THE RESULT OF AN ACTION FOR INFRINGEMENT BROUGHT AGAINST MEDGENICS AS THE RESULT OF MEDGENICS’ EXERCISE OF ANY RIGHT GRANTED UNDER THIS AGREEMENT. THE DECISION TO DEFEND OR NOT DEFEND SHALL BE IN MEDGENICS’ SOLE DISCRETION.

14.	ADDITIONAL PROVISIONS

14.1  Use of BAYLOR Name. MEDGENICS agrees that it shall not use in any way the name of “Baylor College of Medicine” or any logotypes or symbols associated with BAYLOR or the names of any of the scientists or other researchers at BAYLOR without the prior written consent of BAYLOR.

14.2  Confidentiality. Each party agrees to maintain any written, confidential information associated with Subject Technology and marked as “Confidential” in confidence, and to use the same only in accordance with this Agreement. Such obligation of confidentiality shall not apply to information which the receiving party can demonstrate: (i) was at the time of disclosure in the public domain; (ii) has come into the public domain after disclosure through no fault of MEDGENICS; (iii) was known to MEDGENICS prior to disclosure thereof by BAYLOR; (iv) was lawfully disclosed to MEDGENICS by a third party which was not under an obligation of confidence to BAYLOR with respect thereto; (v) which MEDGENICS can reasonably demonstrate was independently developed by MEDGENICS without use of the Subject Technology; or (vi) which MEDGENICS shall be compelled to disclose by law or legal process.

14.3  BAYLOR’s Disclaimers. Neither BAYLOR, nor any of its faculty members, scientists, researchers, employees, students, officers, trustees or agents assume any responsibility for the manufacture, product specifications, sale or use of the Subject Technology or Licensed Products which are manufactured by or sold by MEDGENICS.

14.4  Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

14.5  Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

14.6  Reformation. The Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the Parties hereto, in a final, unappealable order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

14.7  Force Majeure. No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

14.8  Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or Written, between the Parties hereto with respect to the subject matter hereof. No agreement of understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expresly refer to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

MEDGENICS, INC.		BAYLOR COLLEGE OF MEDICINE

Name:	/s/Andrew L. Pearlman	Name:	/s/Cyndi M. Baily
Cyndi M. Baily

Title:	CEO	Title:	Senior Vice President &
General Counsel

Date:	Jan. 14, 2007	Date:	Jan. 25, 2007

10/9/06     MEDGENICS           BLG # 03-037, 01-064

Appendix A

1- The Subject Technology transferred under this Agreement was created with Cre-Lox Technology and therefore is considered a “Created Cre-Lox Material”.

2- Cre-Lox Technology is subject of United States Patent No. 4,959,317, to which BAYLOR has a non-commercial research license from Bristol-Myers Squibb Company (“BMS”).

3- Use of the Created Cre-Lox Material, and any progeny or derivatives containing cre DNA and/or lox DNA derived directly or indirectly therefrom, requires a license from BMS and a fee (in addition to any fee paid to BAYLOR under this Agreement) will be payable to BMS by MEDGENICS in consideration for transfer of the Created Cre-Lox Material to MEDGENICS (except as may be otherwise permitted under a separate written agreement between MEDGENICS and BMS).

4- No license is granted either express or implied to MEDGENICS by BAYLOR to United States Patent No. 4,959,317 under this Agreement.

5- For inquiries regarding license rights under U.S. Patent Number 4,959,317, contact:

Manager, External Science, Technology & Licensing
Bristol-Myers Squibb Company
Route 206 and Province Line Road
Princeton, NJ 08543-4000

6- As required by BMS, BAYLOR will be providing to BMS the name of MEDGENICS and the identification of the Subject Technology to be transferred to MEDGENICS under this Agreement.

APPENDIX B

INVOICE

DATE

RECIPIENT
ADDRESS

RE:    XXXXXXXXXX Fee
   BLG #XX-XXX  TITLE

Please let this letter serve as an INVOICE for the license execution fee of $XXXXXX for the above-referenced technology, as stated in the license Agreement dated _________, between _________________ and Baylor College of Medicine.

Please make the check payable to Baylor College of Medicine and send it directly to me for processing at our address listed above.

I appreciate your attention to this matter.

Best regards,

Nellie Villarreal
Administrative Coordinator III

/nv

APPENDIX C
COLLABORATION AGREEMENTS